Exhibit 23.4

RP® FINANCIAL, LC.
Advisory | Planning | Valuation

August 1, 2019

Boards of Trustees
Provident Bancorp
Board of Directors
Provident Bancorp, Inc.
The Provident Bank
5 Market Street

Amesbury, Massachusetts 01913

Members of the Boards of Trustees and Directors:

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings including the prospectus of Provident Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

Washington Headquarters
4250 North Fairfax Drive	Telephone: (703) 528-1700
Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22203	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com